UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 6, 2010
The Men’s Wearhouse, Inc.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	1-16097 (Commission File Number)	74-1790172 (IRS Employer Identification No.)

6380 Rogerdale Road Houston, Texas (Address of principal executive offices)		77072 (Zip Code)
281-776-7000
(Registrant’s telephone number,
including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
The Men’s Wearhouse, Inc. files this Amendment No. 1 on Form 8-K/A to provide the schedules and exhibits to the Investment, Shareholders’ and Stock Purchase Agreement described herein under Item 1.01. The full text of the original Form 8-K, as amended, is set forth below.
Item 1.01 Other Events.
On August 6, 2010, The Men’s Wearhouse, Inc. (the “Company”) and Moores The Suit People Inc., a wholly owned subsidiary of the Company, entered into an Investment, Shareholders’ and Stock Purchase Agreement (the “ISSPA”) with MWUK Holding Company Limited (“MWUK”), Ensco 648 Limited, Gresham 4A and Gresham 4B and the stockholders of Ensco 648 Limited. Pursuant to the ISSPA, the Company acquired indirectly the operating business of Dimensions Clothing Limited, a leading provider of corporate clothing uniforms and workwear in the United Kingdom.
Under the terms of the ISSPA, the Company controls 86% of MWUK and certain existing shareholders of Dimensions control 14%. In addition, the Company has the right to acquire the remaining outstanding shares of MWUK in the future on the terms set forth in the ISSPA. The cash consideration of £50 million was funded through the Company’s cash on hand.
The foregoing description of the ISSPA does not purport to be complete and is qualified in its entirety by reference to the ISSPA, which is filed as Exhibit 2.1 hereto, and is incorporated by reference herein.
Item 8.01 Other Events.
On August 6, 2010, the Company also issued a press release announcing that it has acquired Dimensions Clothing Limited and certain assets of Alexandra plc, two leading providers of corporate clothing uniforms and workwear in the United Kingdom, for a total cash consideration of approximately £61 million. The combined businesses are organized into a UK-based holding company, of which the Company will control 86% and certain existing shareholders of Dimensions will control 14%.
In addition to the general risk factors described in our Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q, including those related to acquisition integration and to general economic conditions, the acquisitions of Dimensions and Alexandra involve the following risks.
A reduction in the value of the Pound Sterling against the U.S. dollar can significantly impact the acquired businesses.
The acquired businesses sell their products and services in Pound Sterling but acquire a significant part of their goods in transactions paid in U.S. dollars. Therefore a decline in the value of the Pound Sterling as compared to the U.S. dollar will adversely impact their operating results, particularly in relation to longer term customer contracts that have little or no pricing adjustment provisions. The acquired businesses have taken steps through hedging and price renegotiations to mitigate some of this risk.
The general economic conditions in the United Kingdom and particularly service cut backs being put forth by the current government may reduce demand for the businesses of Dimensions and Alexandra.
The United Kingdom has experienced and is continuing to experience an economic slow down. As a result of expected deficits, the UK government has announced significant reductions in public services including reductions in employment. Employees in the public service in the UK are a significant target market for the acquired businesses and a substantial reduction in the number of these employees could adversely affect the acquired businesses.

The competition authorities in the UK will review the combination of Dimensions and Alexandra and this could result in a requirement to divest some assets.
The combination of Dimensions and Alexandra will be notified to the Office of Fair Trading in the UK for review. The Company believes for a variety of reasons that upon completion of its review, the Office of Fair Trading will unconditionally clear the combination. However, no assurance can be given that this will be the case and the Office of Fair Trading could refer the combination to the Competition Commission in the UK for a more detailed investigation. The Competition Commission could require the divestiture of some of the acquired assets if it were to conclude that the combination resulted, or may be expected to result, in a substantial lessening of competition.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits
The following exhibits are included in this Form 8-K/A.

2.1	Investment, Shareholders’ and Stock Purchase Agreement dated August 6, 2010, by and among The Men’s Wearhouse, Inc., Moores The Suit People Inc., MWUK Holding Company Limited, Ensco 648 Limited, Gresham 4A and Gresham 4B and the stockholders of Ensco 648 Limited.

99.1	Press Release of the Company dated August 6, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MEN’S WEARHOUSE, INC. (Registrant)
Date: August 16, 2010	By:	/s/ Diana M. Wilson
Diana M. Wilson
Senior Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit
Number	Description
2.1	Investment, Shareholders’ and Stock Purchase Agreement dated August 6, 2010, by and among The Men’s Wearhouse, Inc., Moores The Suit People Inc., MWUK Holding Company Limited, Ensco 648 Limited, Gresham 4A and Gresham 4B and the stockholders of Ensco 648 Limited.

99.1	Press Release of The Men’s Wearhouse, Inc. dated August 6, 2010.